Exhibit 4.5

NON-QUALIFIED OPTION AGREEMENT

This Agreement is dated ____ __, 20__

BETWEEN:

Vantage Drilling Company, an exempted company existing under the laws of the Cayman Islands (hereinafter called the "Corporation"),

- and -

, an employee of the Corporation residing at _________, (hereinafter called the "Participant")

WHEREAS the Participant is an employee of the Corporation or of a subsidiary of the Corporation and has been designated by the Corporation as eligible to participate in the Vantage Drilling Company 2007 Long Term Incentive Compensation Plan (the "Plan");

AND WHEREAS the Corporation desires to grant to the Participant options to purchase ordinary shares of the Corporation (the "Shares") in accordance with the terms of the Plan;

NOW THEREFORE THIS AGREEMENT WITNESSETH that the parties hereto agree as follows:

1.             The Corporation hereby grants to the Participant         irrevocable options (the "Options") to purchase       Shares at a price of $    per share, subject to the terms and conditions set forth herein.

2.             The Options expire and terminate at 5:00 p.m. (Houston time) on the day (the "Expiry Date") that is the earlier of (i) ____ __, 20__ and (ii) the dates determined by Sections 6, 7 and 8 below.

3.             The Shares optioned under this Agreement shall vest according to the following schedule:
Vesting Date	Number of Vested Options
____ __, 20__
____ __, 20__
____ __, 20__
____ __, 20__

4.             The Participant (or his legal or personal representative) may exercise the Options by delivering to the Corporation, at its principal office in Houston, Texas:

(a)             a written notice ("Notice") expressing the intention to exercise the Options and specifying the number of Shares in respect of which the Options are exercised;

(b)             a cash payment, check or bank draft, representing the full purchase price of the Shares in respect of which the Options are exercised; and

(c)             in the event that the Options are exercised in accordance with this Agreement by persons other than the Participant, proof satisfactory to the Corporation of the right of such persons to exercise the Options.

5.             Upon the exercise of the Options as aforesaid, the Corporation shall employ its reasonable efforts to forthwith deliver, or cause the registrar and transfer agent of the Shares to deliver, to the Participant (or his legal, personal representative) or to the order thereof, a certificate representing the aggregate number of fully paid and non assessable Shares as the Participant (or his legal, personal representative) shall have then paid for.

6.             Subject to any express resolution passed by the board of directors of the Corporation (the "Board") with respect to an Option, if the Participant who is an officer, employee (part-time or full-time), director or Consultant of the Corporation ceases to be an officer, employee (part-time or full-time), director or Consultant of the Corporation such that the Participant holds none of such positions with the Corporation (in each case, the "Departure") and does not continue in at least one of such capacities, each Option held by the Participant will terminate and be deemed to have been terminated:

(a)             if the reason for Departure is resignation or termination without cause, and the Departure is in respect of a director or officer, as applicable, at 4:00 p.m. (Houston time) on the earlier of: (i) the expiry date of the Option; and (ii) the date that is 30 days after the date of Departure;

(b)             if the reason for Departure is resignation or termination without cause, and the Departure is in respect of an employee (part-time or full-time), at 4:00 p.m. (Houston time) on the earlier of: (i) the expiry date of the Option; and (ii) the date that is 30 days after the date of Departure;

(c)             if the reason for Departure is resignation or termination without cause, and the Departure is in respect of a Consultant, in accordance with the terms of the consulting agreement entered into between the Corporation or the Subsidiary and the Consultant, or, if not expressly indicated in such consulting agreement, at 4:00 p.m. (Houston time) on the earlier of: (i) the expiry date of the Option; and (ii) the date that is 30 days after the date of Departure;

(d)             if the reason for Departure is death, permanent disability or normal retirement of the Participant, at 4:00 p.m. (Houston time) on the earlier of: (i) the expiry date of the Option; and (ii) the date that is 30 days after the date of Departure; and

(e)             if the reason for Departure is termination for cause, at 12:01 a.m. (Houston time) on the date of Departure;

provided that in the circumstances described in clauses (a), (b), (c) and (d) above, the Option may be exercised or surrendered during the respective periods only to the same extent, in the same manner, and subject to the same restrictions and limitations that the Participant was entitled to exercise or surrender the Option as at the date of Departure.  Notwithstanding anything else contained herein, no Option shall vest following the date of Departure of the Participant.

7.             In the event of a Participant's death or permanent disability, any Option held by the Participant at the time of his death or permanent disability may be exercised or surrendered only:

(a)             by the person to whom the Participant's rights under the Option shall pass by the Participant's legal will or pursuant to applicable law; and

(b)             to the same extent, in the same manner and subject to the same restrictions and limitations that the Participant was entitled to exercise or surrender the Option as at the date of death or permanent disability.

8.             The Participant acknowledges and agrees that neither the selection of him as a Participant under the Plan nor the granting of the Options hereunder shall: (i) confer upon him any right to continue as a director, officer, employee or Consultant of the Corporation or any of its subsidiaries, as the case may be, or (ii) be construed as a guarantee that the Participant will continue as a director, officer, employee or Consultant of the Corporation, as the case may be.  The Participant further acknowledges and agrees that this Agreement and the Options granted hereby shall in no way constitute the basis for a claim for damages by the Participant against the Corporation in the event of the termination of the employment of the Participant with the Corporation for any reason whatsoever, including the Participant's wrongful dismissal, and the Participant hereby releases and forever discharges the Corporation from all claims and rights of action for damages whatsoever based upon or arising out of this Agreement or the Options.

9.             The Participant shall not have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares issuable upon exercise of the Options until such Shares have been paid for in full and issued to the Participant.

10.           The number of Shares deliverable upon the exercise of the Options shall be increased or decreased proportionately in the event of the subdivision or consolidation of the outstanding Shares of the Corporation prior to the Expiry Date, without any change in the total price applicable to the unexercised portion of the Options, but with a corresponding adjustment in the price for each Share covered by the Options.  In case the Corporation is reorganized or merged or consolidated or amalgamated with another corporation, appropriate provisions shall be made for the continuance of the Options and to prevent their dilution or enlargement.  Adjustments under this Section 10 shall be made by the Board (or by such committee or persons as may be delegated such authority pursuant to the Plan), whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.  No fractional Shares shall be issued on any such adjustment.

11.           The Options and all benefits and rights accruing to the Participant hereunder shall not be transferable or assignable.  During the lifetime of the Participant the Options granted hereunder may only be exercised by the Participant as herein provided and in the event of the death of the Participant, by the person or persons to whom the Participant's rights under the Options pass by the Participant's will or applicable law.

12.           The Participant acknowledges and agrees that the Board may, at any time, suspend or terminate the Plan.  The Board may also at any time amend or revise the terms of the Plan, provided that no such amendment or revision shall alter the terms of the Options granted herein without the consent of the Participant.

13.           The obligation of the Corporation to issue and deliver Shares on the exercise of the Options in accordance with the terms and conditions of this Agreement is subject to applicable securities legislation and to the receipt of any approvals that may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation.  If Shares cannot be issued to the Participant upon the exercise of the Options for any reason whatsoever, the obligation of the Corporation to issue such Shares, shall terminate and any funds paid to the Corporation in connection with the exercise of the Options will be returned to the Participant as soon as practicable.

14.           The Participant acknowledges that he has read and understands the Plan and the Participant and the Corporation agree that all provisions thereof apply to the parties hereto and to this Agreement with the same effect as if such provisions were set out in this Agreement.

15.            If at any time the Corporation grants to its shareholders the right to subscribe for and purchase pro rata additional securities of the Corporation or of any other corporation or entity, there shall be no adjustments made to the number of Shares or other securities subject to the Option in consequence thereof and the Option of the Participant shall remain unaffected.

16.           Any reference in this Agreement to a capitalized word not herein defined shall refer to that word as defined in the Plan.

17.           Time shall be of the essence of this Agreement.

18.           This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

Vantage Drilling Company		Participant

By:
	Name:	Name:
Title: